EXHIBIT (a)(5)

                                     FORM OF
             CONFIRMATION OF RECEIPT OF ELECTION TO EXCHANGE OPTIONS

TO: Fonix Corporation 1996 Long-Term Investment and Incentive Plan, 1996 Directors' Stock Option Plan, 1997 Stock Option and Incentive Plan, and 1998 Stock Option and Incentive Plan Optionholders

FROM:     Brandon O'Brien, Vice President, Finance, Fonix Corporation

RE:       Confirmation of Receipt of Election to Exchange
          Options ("Confirmation")

     This  notice   confirms  that  we  have  received  your  Election  Form  on
__________________ and that you elected to exchange ____________ options exercisable for an aggregate of ____________ shares of our Common Stock pursuant to the terms and conditions of the Offer to Exchange Certain Outstanding Options for New Options dated January 19, 2005 (the "Offer to Exchange"). Pursuant to the Offer to Exchange and the Election Form, unless you otherwise rescind your election on or before 5:00 p.m. Mountain Time, on February 21, 2005 (or, if we extend the offer, before 5:00 p.m. Mountain Time, on the last day of the extended offer period), we will cancel all eligible options that you have tendered for exchange on February 22, 2005. The new options will be granted on or about August 23, 2005, and priced equal to the closing sales price as quoted on Nasdaq on that date, subject to the terms of the offer and your having the same Service Status on the date of grant of the new options as you had on the date the options you tendered for exchange are cancelled. If you have any questions, or if you did not intend to submit this election, please contact me. As a reminder, this election is not revocable after 5:00 p.m. Mountain Time, on February 21, 2005, unless we fail to cancel your eligible options by February 22, 2005, and have not previously accepted your tendered options for cancellation. Terms used and not otherwise defined in this Confirmation that are defined in the Offer to Exchange shall have the meanings set forth in the Offer to Exchange.

         To change your election regarding particular tendered options while continuing to elect to participate in the offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in the Offer to Exchange on or before February 21, 2005, or, if the offer is extended, before the expiration of the extended offer. Upon the receipt of such a new, properly signed and dated Election Form, any previously submitted Election Form or Notice to Change Election From Accept to Reject Form will be disregarded and will be considered replaced in full by the new Election Form.

         You may change your election and reject the offer by submitting a Notice to Change Election From Accept to Reject Form (in which case you will be withdrawing your election to participate in the offer with respect to ALL of your option grants and will not receive any new options).

Thank you,


-----------------------------
Brandon O'Brien
Vice President, Finance
Fonix Corporation